UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2015
(Date of earliest event reported)

Cinedigm Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2015, Cinedigm Corp. (the “Company”) and Cinedigm Entertainment Holdings, LLC, a wholly-owned subsidiary of the Company, entered into a Confidential Settlement Agreement and Release (the “Settlement”) with Gaiam, Inc. and Gaiam Americas, Inc. (together, “Gaiam”) relating to disputes arising from the Company’s acquisition in October 2013 of a division of Gaiam that maintained exclusive distribution rights agreements with large independent studios/content providers, and distributed entertainment content through home video, digital and television distribution channels (the “GVE Acquisition”).

As previously disclosed, the Company initiated mediation with Gaiam in August 2014 with respect to certain claims resulting from the GVE Acquisition in accordance with the requirements of the Membership Interest Purchase Agreement (the “MIPA”). In January 2015, Gaiam and the Company participated in a two-day mediation to determine whether the parties’ disputes could be resolved informally without arbitration. The mediation was not successful, and, therefore, the Company and Gaiam pursued their claims and counterclaims against each other through arbitration. After certain procedural disputes, the parties proceeded with two arbitrations, one before a nationally recognized accounting firm to determine the value of the working capital in accordance with the relevant procedures set forth in the MIPA and the other before the American Arbitration Association to resolve the parties’ non-working capital disputes.

The Settlement resolves the claims and counterclaims in both arbitrations by a payment within 14 days of $2.3 million from Gaiam to Cinedigm and a subsequent payment from Gaiam to Cinedigm in an amount to be determined in arbitration in accordance with the Settlement.  The Settlement sets a schedule for the arbitration that contemplates its conclusion within approximately 90 days, subject to either party’s right to file a petition to vacate and/or modify the final award determined by the arbitrator.

The foregoing description of the Settlement does not purport to be complete and is qualified in its entirety by reference to full text of the Settlement, which will be filed in accordance with SEC rules and regulations.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of  October 6, 2015

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

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